Exhibit 2.1
Execution Copy
AGREEMENT AND PLAN OF MERGER
BY AND AMONG
ENERGY TRANSFER PARTNERS, L.P.,
CITRUS ETP ACQUISITION, L.L.C.
ENERGY TRANSFER EQUITY, L.P.
and
CROSSCOUNTRY ENERGY, LLC
July 4, 2011

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TABLE OF CONTENTS
(continued)

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TABLE OF CONTENTS
(continued)

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Exhibits
Exhibit A	—	Definitions
Exhibit B	—	Form of ETP Partnership Agreement Amendment

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AGREEMENT AND PLAN OF MERGER
     AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of July 4, 2011 (the “Execution Date”), by and among Energy Transfer Partners, L.P., a Delaware limited partnership (“ETP”), and, upon its joinder hereto pursuant to Section 5.10, Citrus ETP Acquisition, L.L.C., a Delaware limited liability company and wholly-owned subsidiary of ETP (“ETP Merger Sub”), on the one hand, and Energy Transfer Equity, L.P., a Delaware limited partnership (“ETE”) and, upon its joinder hereto pursuant to Section 5.10, CrossCountry Energy, LLC, a Delaware limited liability company (“CrossCountry Energy”), on the other hand.
     Each of the parties to this Agreement is sometimes referred to individually in this Agreement as a “Party” and all of the parties to this Agreement are sometimes collectively referred to in this Agreement as the “Parties.” Notwithstanding the foregoing, prior to their joinder hereto pursuant to Section 5.10, neither ETP Merger Sub nor CrossCountry Energy shall be a Party to this Agreement and shall have no rights or obligations of a Party hereunder.
R E C I T A L S
     WHEREAS, ETE, Southern Union Company, a Delaware corporation (“Southern Union”), and Sigma Acquisition Corporation, a Delaware corporation and direct wholly-owned subsidiary of ETE (“Sigma Acquisition”), entered into an Agreement and Plan of Merger, dated June 15, 2011 (as amended and restated as of July 4, 2011 and as otherwise amended, supplemented, restated or otherwise modified from time to time, the “Sigma Merger Agreement”) pursuant to which Sigma Acquisition will merge with and into Southern Union with Southern Union as the surviving entity and each share of common stock of Southern Union will be converted into the right to receive the consideration specified therein (the “Sigma Merger”), and as a result thereof, Southern Union will become a direct wholly-owned subsidiary of ETE;
     WHEREAS, subsequent to the Sigma Merger, CCE Holdings, LLC, a Delaware limited liability company and indirect wholly-owned subsidiary of Southern Union (“CCE Holdings”), and CrossCountry Energy, which is a wholly-owned subsidiary of CCE Holdings, on the one hand, and ETE and Citrus ETE Acquisition, LLC, a Delaware limited liability company and wholly-owned subsidiary of ETE (“Citrus ETE Merger Sub”), on the other hand, shall enter into an agreement and plan of merger, pursuant to which CrossCountry Energy will merge with and into Citrus ETE Merger Sub with CrossCountry Energy as the surviving entity and, as a result thereof, a direct wholly-owned subsidiary of ETE (the “Citrus/ETE Merger”);
     WHEREAS, the parties desire to merge ETP Merger Sub with and into CrossCountry Energy, which indirectly owns 50% of the outstanding capital stock of Citrus Corp., a Delaware corporation (“Citrus”), with CrossCountry Energy as the surviving entity and, as a result thereof, a wholly-owned subsidiary of ETP in return for the consideration being paid to ETE as set forth herein (the “Merger”);
     WHEREAS, for Federal income tax purposes, it is intended that the Merger be treated as a contribution to a partnership under Section 721(a) of the Internal Revenue Code of 1986, as amended (the “Code”); and

     WHEREAS, in connection with transactions contemplated hereby, ETE and ETP desire to amend certain provisions of the ETP Partnership Agreement in the form of the Partnership Agreement Amendment attached hereto to as Exhibit B (the “ETP Partnership Agreement Amendment”); and
     WHEREAS, ETE and ETP desire to make certain representations, warranties, covenants and agreements specified herein in connection with this Agreement.
A G R E E M E N T S
     NOW, THEREFORE, in consideration of the representations, warranties, agreements and covenants contained in this Agreement, and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the Parties undertake and agree as follows:
ARTICLE I
DEFINITIONS AND INTERPRETATIONS
     1.1 Definitions. Capitalized terms used in this Agreement but not defined in the body of this Agreement shall have the meanings ascribed to them in Exhibit A. Capitalized terms defined in the body of this Agreement are listed in Exhibit A with reference to the location of the definitions of such terms in the body of this Agreement.
     1.2 Interpretations. In this Agreement (a) the singular includes the plural and vice versa; (b) reference to a Person includes such Person’s successors and assigns but, in the case of a Party, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) reference to any gender includes each other gender; (d) references to any Exhibit, Schedule, Section, Article, Annex, subsection and other subdivision refer to the corresponding Exhibits, Schedules, Sections, Articles, Annexes, subsections and other subdivisions of this Agreement unless expressly provided otherwise; (e) references in any Section, Article or definition to any clause means such clause of such Section, Article or definition; (f) “hereunder,” “hereof,” “hereto” and words of similar import are references to this Agreement as a whole and not to any particular provision of this Agreement; (g) the word “or” is not exclusive, and the word “including” (in its various forms) means “including without limitation”; (h) each accounting term not otherwise defined in this Agreement has the meaning commonly applied to it in accordance with GAAP; (i) references to “days” are to calendar days; and (j) all references to money refer to the lawful currency of the United States. The Table of Contents and the Article and Section titles and headings in this Agreement are inserted for convenience of reference only and are not intended to be a part of, or to affect the meaning or interpretation of, this Agreement.
ARTICLE II
THE MERGER; CONVERSION OF INTERESTS; CLOSING
     2.1 The Merger. At the Effective Time, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the Delaware Limited Liability Company Act, as amended to date (the “Delaware Act”), ETP Merger Sub shall be merged with and into CrossCountry Energy, whereupon the separate existence of ETP

Merger Sub shall cease, and CrossCountry shall continue its existence as a limited liability company under Delaware law as the surviving entity (the “Surviving Entity”) in the Merger and a direct wholly owned subsidiary of ETP.
     2.2 Effective Time. On the Closing Date, ETE shall cause CrossCountry Energy to file the certificate of merger (the “Certificate of Merger”), executed in accordance with, and containing such information as is required by, the relevant provisions of the Delaware Act with the Secretary of State of the State of Delaware. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such later time as is agreed between the parties and specified in the Certificate of Merger in accordance with the relevant provisions of the Delaware Act (such date and time is hereinafter referred to as the “Effective Time”).
     2.3 Effects of the Merger. The effects of the Merger shall be as provided in this Agreement and in the applicable provisions of the Delaware Act. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all of the property, rights, privileges, powers and franchises of CrossCountry Energy and ETP Merger Sub shall vest in the Surviving Entity, and all debts, liabilities and duties of CrossCountry Energy and ETP Merger Sub shall become the debts, liabilities and duties of the Surviving Entity, all as provided under the Delaware Act.
     2.4 Effect of Merger. At the Effective Time, by virtue of the merger and without any further action on the part of any member of CrossCountry Energy or ETP Merger Sub or any further action by any party or other person, (i) (a) all of the limited liability company interests in ETP Merger Sub (all of which are owned by ETP) shall automatically be converted into and become all of the limited liability company interests in the Surviving Entity, (b) ETP shall automatically be deemed admitted to the Surviving Entity as the sole member in respect of such limited liability company interests and (c) the Surviving Entity shall continue without dissolution; and (ii) (a) all of the limited liability company interests in CrossCountry Energy owned by ETE immediately prior to the effective time (which constituted all of the limited liability company interests in CrossCountry Energy at such time) shall automatically be converted into the right to receive the Merger Consideration and shall otherwise cease to be outstanding and (b) ETE shall cease to be a member of CrossCountry Energy and the Surviving Entity.
     2.5 Limited Liability Company Agreement of the Surviving Entity. At the Effective Time, the limited liability company agreement of CrossCountry Energy in effect immediately prior to the Effective Time shall be the limited liability company agreement of the Surviving Entity until thereafter amended in accordance with the provisions thereof and applicable Law.
     2.6 Directors. Subject to applicable Law, at the Effective Time, the directors of ETP Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Entity and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.
     2.7 Officers. At the Effective Time, the officers of ETP Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Entity and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.
     2.8 Borrowing by ETP; Tax Treatment of Merger and Cash Consideration. In connection with the Merger, ETE shall guarantee (on a “last dollar” basis) a new and separate borrowing by ETP that will be used by ETP exclusively to pay the Cash Consideration (the “ETP Debt”). Immediately prior to the Closing, ETP shall finance the amount of the Cash Consideration pursuant to the ETP Debt. The Parties intend that (i) the Merger shall be treated as a contribution by ETE to ETP of the assets of CrossCountry Energy (and the assets of the subsidiaries of CrossCountry Energy that are also treated as disregarded entities of ETE) in exchange for the Cash Consideration and Unit in a transaction consistent with the requirements of Section 721(a) of the Code; (ii) the receipt by ETE of the Cash Consideration shall be treated as a distribution to ETE by ETP under Section 731 of the Code; (iii) the distribution of the Cash Consideration to ETE shall be made first out of proceeds of the ETP Debt, and such portion of the Cash Consideration shall qualify as a “debt-financed transfer” under Section 1.707-5(b) of the Treasury Regulations promulgated under the Code (the “Treasury Regulations”); and (iv) ETE’s share of the ETP Debt under Sections 1.752-2 and 1.707-5(a)(2)(i) of the Treasury Regulations shall be the entire amount of the ETP Debt. The Parties agree to file all Tax Returns and otherwise act at all times in a manner consistent with this intended treatment of the Merger, the Cash Consideration and the ETP Debt, including disclosing the distribution of the Cash Consideration in accordance with the requirements of Section 1.707-3(c)(2) of the Treasury Regulations.
     2.9 Time and Place of Closing. The closing of the Merger (the “Closing”) will take place at the offices of Latham & Watkins LLP, 717 Texas Avenue, Houston, Texas 77002 on the second Business Day after all of the conditions set forth in Article VI (other than those conditions which by their terms are only capable of being satisfied at the Closing, but subject to the satisfaction or due waiver of those conditions) have been satisfied or waived by the Party or Parties entitled to waive such conditions, unless another time, date and place are agreed to in writing by the Parties. The date of the Closing is referred to in this Agreement as the “Closing Date.”
     2.10 Deliveries and Actions at Closing.
     (a) ETE Deliveries and Actions. At the Closing, ETE and CrossCountry Energy will execute and deliver, or cause to be executed and delivered, to ETP, each of the following documents, where the execution or delivery of documents is contemplated, and will take or cause to be taken the following actions, where the taking of actions is contemplated:
     (i) Certificate of Merger. An executed Certificate of Merger substantially consistent with the terms of this Agreement;
     (ii) Closing Certificate. The certificate contemplated by Section 6.3(c);
     (iii) ETP Partnership Agreement Amendment. A counterpart of the ETP Partnership Agreement Amendment executed by Energy Transfer Partners, L.L.C.; and

     (iv) FIRPTA Certificate. A certificate of ETE in the form specified in Treasury Regulation Section 1.1445-2(b)(2)(iv) that ETE is not a “foreign person” within the meaning of Section 1445 of the Code.
     (b) ETP Deliveries and Actions. At the Closing, ETP and ETP Merger Sub will execute and deliver, or cause to be executed and delivered, to ETE, each of the following documents, where the execution or delivery of documents is contemplated, and will take or cause to be taken the following actions, where the taking of actions is contemplated:
     (i) Cash Consideration. The Cash Consideration by wire transfer of immediately available funds to an account designated by ETE;
     (ii) Unit Consideration. The Unit Consideration by issuance of a certificate of common units to ETE; and
     (iii) Closing Certificate. The certificate contemplated by Section 6.2(c).
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF ETE
     ETE hereby represents and warrants to ETP as follows:
     3.1 Organization; Qualification.
     (a) ETE is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited partnership power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, and is duly qualified, registered or licensed to do business as a foreign entity and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so duly qualified, registered or licensed and in good standing would not reasonably be expected to have, individually or in the aggregate, a Citrus Parties Material Adverse Effect or to prevent or materially delay the consummation of the transactions contemplated by the Transaction Documents to which ETE is, or will be, a party or to materially impair ETE’s ability to perform its obligations under the Transaction Documents to which it is, or will be, a party.
     (b) Each of the Citrus Parties is duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, and is duly qualified, registered or licensed to do business as a foreign entity and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so duly qualified, registered or licensed and in good standing would not reasonably be expected to have, individually or in the aggregate, a Citrus Parties Material Adverse Effect or to prevent or materially delay the consummation of the transactions contemplated by the Transaction Documents.

     (c) ETE has made available to ETP true and complete copies of the Organizational Documents of the Citrus Parties in its possession as in effect on the Execution Date.
     3.2 Authority; Enforceability.
     (a) ETE has the requisite partnership power and authority to execute and deliver the Transaction Documents to which it is, or will be, a party, and to consummate the transactions contemplated thereby. The execution and delivery by ETE of the Transaction Documents to which ETE is, or will be, a party, and the consummation by ETE of the transactions contemplated thereby, have been duly and validly authorized by ETE, and no other limited partnership proceedings on the part of ETE are necessary to authorize the Transaction Documents to which it is, or will be, a party or to consummate the transactions contemplated by the Transaction Documents to which it is, or will be, a party.
     (b) Upon its joinder hereto in accordance with Section 5.10, CrossCountry Energy will have the requisite limited liability company power and authority to execute and deliver the Transaction Documents to which it is, or will be, a party, and to consummate the transactions contemplated thereby. Upon its joinder hereto in accordance with Section 5.10, the execution and delivery by CrossCountry Energy of the Transaction Documents to which CrossCountry Energy is, or will be, a party, and the consummation by CrossCountry Energy of the transactions contemplated thereby, will have been duly and validly authorized by CrossCountry Energy, and no other limited liability company proceedings on the part of CrossCountry Energy will be necessary to authorize the Transaction Documents to which it is, or will be, a party or to consummate the transactions contemplated by the Transaction Documents to which it is, or will be, a party.
     (c) The Transaction Documents to which ETE is, or will be, a party have been (or will be, when executed and delivered at the Closing) duly executed and delivered by ETE, and, assuming the due authorization, execution and delivery by the other parties thereto, each Transaction Document to which ETE is, or will be, a party constitutes (or will constitute, when executed and delivered at the Closing) the valid and binding agreement of ETE, enforceable against ETE in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to legal principles of general applicability governing the availability of equitable remedies, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether such enforceability is considered in a proceeding in equity or at law) (collectively, “Creditors’ Rights”).
     (d) Upon its joinder hereto in accordance with Section 5.10, the Transaction Documents to which CrossCountry Energy is, or will be, a party will have been (or will be, when executed and delivered at the Closing) duly executed and delivered by CrossCountry Energy, and, assuming the due authorization, execution and delivery by the other parties thereto, each Transaction Document to which CrossCountry Energy is, or will be, a party will constitute (or will constitute, when executed and delivered at the Closing) the valid and binding agreement of CrossCountry Energy, enforceable against CrossCountry Energy in accordance with its terms, except as such enforceability may be limited by Creditors’ Rights.

     (e) The Sigma Merger Agreement has been duly authorized, executed and delivered by ETE, and assuming the due authorization, execution and deliveries by the other parties thereto, the Sigma Merger Agreement is a valid and binding agreement of ETE, enforceable against ETE in accordance with its terms, except as enforceability may be limited by Creditors’ Rights.
     3.3 Non-Contravention. After taking into account all amendments and consents obtained in connection with the Sigma Merger, the execution, delivery and performance by the ETE Merger Parties of the Transaction Documents to which they are, or will be, a party and the consummation by the ETE Merger Parties of the transactions contemplated thereby do not and will not: (i) result in any breach of any provision of the Organizational Documents of the ETE Merger Parties or any of the Citrus Parties; (ii) constitute a default (or an event that with notice or passage of time or both would give rise to a default) under, or give rise to any right of termination, cancellation, amendment or acceleration (with or without the giving of notice, or the passage of time or both) under any of the terms, conditions or provisions of any Contract to which the ETE Merger Parties or any of the Citrus Parties is a party or by which any of their respective property or assets are bound or affected; (iii) assuming compliance with the matters referred to in Section 3.4, violate any Law to which the ETE Merger Parties or the Citrus Parties are subject or by which any of their respective properties or assets are bound or affected, or (iv) constitute (with or without the giving of notice or the passage of time or both) an event which would result in the creation of any Lien (other than Permitted Liens) on any asset of the ETE Merger Parties or the Citrus Parties, except, in the cases of clauses (ii), (iii) and (iv) for such defaults or rights of termination, cancellation, amendment or acceleration or violations as would not reasonably be expected to have a Citrus Parties Material Adverse Effect or to prevent or materially delay the consummation of the transactions contemplated by the Transaction Documents to which the ETE Merger Parties are, or will be, a party or to materially impair either ETE Merger Party’s ability to perform its obligations under the Transaction Documents to which it is, or will be, a party.
     3.4 Governmental Approvals. No declaration, filing or registration with, or notice to, or authorization, consent or approval of, any Governmental Authority is necessary for the consummation by the ETE Merger Parties of the transactions contemplated by the Transaction Documents to which they are, or will be, a party, other than such declarations, filings, registrations, notices, authorizations, consents or approvals that have been obtained or made or that would in the ordinary course be made or obtained after the Closing, or which, if not obtained or made, would not reasonably be expected to have a Citrus Parties Material Adverse Effect or to prevent or materially delay the consummation of the transactions contemplated by the Transaction Documents to which the ETE Merger Parties are, or will be, a party or to materially impair the ETE Merger Parties’ ability to perform their respective obligations under the Transaction Documents to which they are, or will be, a party.
     3.5 Capitalization.
     (a) Schedule 3.5 of the ETE Disclosure Schedule sets forth, as of the Execution Date, a correct and complete description of the following: (i) all of the issued and outstanding membership interests and Voting Interests of each of the Citrus Parties and (ii) the record owners of the membership interests or Voting Interests of each of the Citrus Parties. There are no other outstanding equity interests or Voting Interests of any of the Citrus Parties.
     (b) Except as set forth in the Organizational Documents of the Citrus Parties, there are no preemptive rights, rights of first refusal or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, subscription agreements, commitments or rights of any kind that obligate any of the Citrus Parties to issue or sell any equity interests or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any equity interests in any of the Citrus Parties, and no securities or obligations evidencing such rights are authorized, issued or outstanding. There are no preemptive rights, rights of first refusal or other outstanding options, warrants, conversion rights, redemption rights, repurchase rights, calls or subscription agreements pursuant to the Organizational Documents of the Citrus Parties or any other agreement to which any of the Citrus Parties is a party that is or will be exercisable in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.
     (c) None of the Citrus Parties has outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the holders of equity interests in the Citrus Parties on any matter.
     3.6 Ownership of CrossCountry Energy; Citrus.
     (a) Upon consummation of the Sigma Merger, ETE will indirectly own 100% of the outstanding membership interests of CrossCountry Energy, free and clear of all Liens other than (i) any transfer restrictions imposed by federal and state securities laws and (ii) any transfer restrictions contained in the Organizational Documents of CrossCountry Energy.
     (b) CrossCountry Energy owns 100% of the outstanding membership interests in CrossCountry Citrus, LLC free and clear of all Liens other than (i) any transfer restrictions imposed by federal and state securities laws and (ii) any transfer restrictions contained in the Organizational Documents of CrossCountry Citrus, LLC.
     (c) CrossCountry Citrus, LLC owns 50% of the outstanding capital stock in Citrus free and clear of all Liens other than (i) any transfer restrictions imposed by federal and state securities laws and (ii) any transfer restrictions contained in the Organizational Documents of Citrus.
     (d) There are no agreements, arrangements or commitments obligating any Person to grant, deliver or sell, or cause to be granted, delivered or sold, the equity interests of the Citrus Parties, by sale, lease, license or otherwise, other than (i) this Agreement and (ii) the purchase rights in the Citrus Capital Stock Agreement.
     (e) There are no voting trusts, proxies or other agreements or understandings to which ETE or to which, after giving effect to the Sigma Merger, any Subsidiary of ETE will be bound with respect to the voting of the equity interests of the Citrus Parties other than the Citrus Capital Stock Agreement.

     3.7 Compliance with Law. Except for Environmental Laws, Laws requiring the obtaining or maintenance of a Permit and Tax matters, which are the subject of Sections 3.12, 3.15 and 3.16, respectively, and except as to matters that would not reasonably be expected to have a Citrus Parties Material Adverse Effect or to prevent or materially delay the consummation of the transactions contemplated by this Agreement, (a) each of the Citrus Parties is in compliance with all applicable Laws, (b) none of the Citrus Parties has received written notice of any violation of any applicable Law and (c) none of the Citrus Parties is under investigation by any Governmental Authority for potential non-compliance with any Law.
     3.8 Title to Properties and Assets. Except as set forth on Schedule 3.8 of the ETE Disclosure Schedule or as to matters that would not reasonably be expected to have a Citrus Parties Material Adverse Effect or to prevent or materially delay the consummation of the transactions contemplated by this Agreement, the Citrus Parties have title to or rights or interests in its real property and personal property, free and clear of all Liens (subject to Permitted Liens), sufficient to allow it to conduct its business as currently being conducted.
     3.9 Rights-of-Way. Except as set forth on Schedule 3.9 of the ETE Disclosure Schedule, (a) the Citrus Parties have such Rights-of-Way from each Person as are necessary to use, own and operate the Citrus Parties’ assets in the manner such assets are currently used, owned and operated by the Citrus, (b) the Citrus Parties have fulfilled and performed all of their obligations with respect to such Rights-of-Way and (c) no event has occurred that allows, or after the giving of notice or the passage of time, or both, would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such Rights-of-Way.
     3.10 Financial Statements.
     (a) Attached hereto as Schedule 3.10(a) of the ETE Disclosure Schedule are true and complete copies of the following financial statements (collectively, the “Citrus Financial Statements”): (i) an audited balance sheet of the Citrus Entities as of December 31, 2010 and the related audited statements of income, statements of shareholders’ equity and cash flows for the 12-month period then ended and (ii) an unaudited balance sheet of the Citrus Entities as of March 31, 2011 and the related unaudited statements of income, changes in owners’ equity and cash flows for the quarterly period then ended (the “Interim Financial Statements”).
     (b) The Citrus Financial Statements and the Interim Financial Statements have been prepared in accordance with GAAP, applied on a consistent basis throughout the periods presented thereby and fairly present in all material respects the financial position and operating results, equity and cash flows of the Citrus Entities as of, and for the periods ended on, the respective dates thereof, subject, however, in the case of the Interim Financial Statements, to normal year-end audit adjustments and accruals and the absence of notes and other textual disclosures required by GAAP.
     (c) The Citrus Parties do not have any liabilities, whether accrued, contingent, absolute or otherwise, except for (i) liabilities set forth on the balance sheet of the Citrus Entities dated as of March 31, 2011 or the notes thereto, (ii) liabilities that have arisen since March 31, 2011 in the ordinary course of business and (iii) liabilities that would not reasonably be expected to have a Citrus Parties Material Adverse Effect.

     (d) Other than the Citrus Entities, no Citrus Party (i) conducts or has conducted any material activities or operations or (ii) currently has any employees.
     3.11 Absence of Certain Changes. Except as set forth on Schedule 3.11 of the ETE Disclosure Schedule, as disclosed in the Southern Union SEC Reports filed with the Securities and Exchange Commission prior to the date hereof or as expressly contemplated by this Agreement, since December 31, 2010, the business of the Citrus Parties has been conducted in the ordinary course and in a manner consistent with past practice and there has not been:
     (a) any event, occurrence or development which has had, or would be reasonably expected to have, a Citrus Parties Material Adverse Effect;
     (b) purchase any securities or ownership interests of, or make any investment in, any Person, other than ordinary course overnight investments consistent with the cash management policies of the Citrus Parties;
     (c) any declaration, setting aside or payment of any dividends on or distributions in respect of any equity interests or other securities of the Citrus Parties;
     (d) any amendment, supplement, restatement or other modification to the Organizational Documents or any of the Citrus Parties, in each case that would reasonably be expected to be materially adverse to ETP or to prevent or materially delay the consummation of the transactions contemplated by this Agreement;
     (e) any material change to the Citrus Parties’ tax methods, principles or elections; or
     (f) any agreement by the Citrus Parties to do any of the foregoing.
     3.12 Environmental Matters. Except as to matters set forth on Schedule 3.12 of the ETE Disclosure Schedule and except as to matters that would not reasonably be expected to have a Citrus Parties Material Adverse Effect:
     (a) the Citrus Parties are in compliance with all applicable Environmental Laws;
     (b) the Citrus Parties possess all Permits required under Environmental Laws for its operations as currently conducted and is in compliance with the terms of such Permits, and such Permits are in full force and effect;
     (c) the Citrus Parties and their properties and operations are not subject to any pending or, to the Knowledge of ETE, threatened Proceeding arising under any Environmental Law, nor has any of the Citrus Parties received any written and pending notice, order or complaint from any Governmental Authority alleging a violation of or liability arising under any Environmental Law; and
     (d) to the Knowledge of ETE, there has been no Release of Hazardous Substances on, at, under, to, or from any of the properties of the Citrus Parties, or from or in connection with the Citrus Parties’ operations in a manner that would reasonably be expected to give rise to any liability pursuant to any Environmental Law.

     3.13 Material Contracts.
     (a) Except as set forth on Schedule 3.13 of the ETE Disclosure Schedule or filed or incorporated by reference as an exhibit to the Southern Union SEC Reports as of the date hereof, as of the Execution Date, none of the Citrus Parties is party to or bound by any Contract (each, a “Citrus Material Contract”) that:
     (i) relates to (A) the purchase of materials, supplies, goods, services or other assets, (B) the purchase, sale, transporting, gathering, processing, or storing of natural gas, condensate or other liquid or gaseous hydrocarbons or the products therefrom, or the provision of services related thereto or (C) the construction of capital assets, in the cases of clauses (A), (B) and (C) that (1) provides for either (x) annual payments by the Citrus Parties in excess of $10,000,000 or (y) aggregate payments by the Citrus Parties in excess of $20,000,000 and (2) cannot be terminated by the Citrus Parties on 90 days or less notice without payment by the Citrus Parties of any material penalty;
     (ii) (A) relates to the creation, incurrence, assumption, or guarantee of any indebtedness for borrowed money by the Citrus Parties or (B) creates a capitalized lease obligation;
     (iii) is in respect of the formation of any partnership or joint venture or otherwise relates to the joint ownership or operation of the assets owned by the Citrus Parties;
     (iv) includes the acquisition or sale of assets with a book value in excess of $10,000,000 (whether by merger, sale of stock, sale of assets or otherwise); and
     (v) otherwise involves the payment by or to the Citrus Parties of more than $10,000,000 in the aggregate and cannot be terminated by the Citrus Parties on 90 days or less notice without payment by the Citrus Parties of any material penalty.
     (b) Each Citrus Material Contract is a valid and binding obligation of the respective Citrus Party, and is in full force and effect and enforceable in accordance with its terms against the respective Citrus Party and, to the Knowledge of ETE, the other parties thereto, except, in each case, as enforcement may be limited by Creditors’ Rights. ETE has made available to ETP a true and complete copy of each Citrus Material Contract in its possession.
     (c) None of the Citrus Parties nor, to the Knowledge of ETE, any other party to any Citrus Material Contract is in default or breach in any material respect under the terms of any Citrus Material Contract and no event has occurred that with the giving of notice or the passage of time or both would constitute a breach or default in any material respect by the Citrus Parties, or the to the Knowledge of ETE, any other party to any Citrus Material Contract, or would permit termination, modification or acceleration under any Citrus Material Contract.
     (d) As of the Execution Date, to the Knowledge of ETE, none of the Citrus Parties has received notice that any current supplier, shipper or customer intends to amend or discontinue a business relationship (including termination of a Citrus Material Contract) with the Citrus Parties that could reasonably be expected to generate revenues for the Citrus Parties or pursuant to which the Citrus Parties could reasonably be expected to incur costs, in either case of $10,000,000 or more in the aggregate.
     3.14 Legal Proceedings. Other than with respect to Proceedings arising under Environmental Laws which are the subject of Section 3.12 or as is set forth on Schedule 3.14 of ETE Disclosure Schedule, there are no Proceedings pending or, to the Knowledge of ETE, threatened against any of the Citrus Parties, except such Proceedings as would not reasonably be expected to have a Citrus Parties Material Adverse Effect or to prevent or materially delay the consummation of the transactions contemplated by the Transaction Documents to which ETE is or will be, a party or to materially impair ETE’s ability to perform its obligations under the Transaction Documents to which it is, or will be, a party.
     3.15 Permits. Other than with respect to Permits issued pursuant to or required under Environmental Laws that are the subject of Section 3.12, the Citrus Parties have all Permits as are necessary to use, own and operate their assets in the manner such assets are currently used, owned and operated by the Citrus Parties, except where the failure to have such Permits would not reasonably be expected to have a Citrus Parties Material Adverse Effect.
     3.16 Taxes. Except as set forth on Schedule 3.16 of the ETE Disclosure Schedule:
     (a) All material Tax Returns required to be filed with respect to the Citrus Parties have been filed and all such Tax Returns are complete and correct in all material respects and all material Taxes due relating the Citrus Parties have been paid in full. There are no claims (other than claims being contested in good faith through appropriate proceedings and for which adequate reserves have been made in accordance with GAAP) against any of the Citrus Parties for any Taxes, and no assessment, deficiency, or adjustment has been asserted or proposed in writing with respect to any Taxes or Tax Returns of or with respect to the Citrus Parties.
     (b) No tax audits or administrative or judicial proceedings are being conducted or are pending with respect the Citrus Parties.
     (c) All material Taxes required to be withheld, collected or deposited by or with respect to the Citrus Parties have been timely withheld, collected or deposited as the case may be, and to the extent required, have been paid to the relevant taxing authority.
     (d) There are no outstanding agreements or waivers extending the applicable statutory periods of limitation for any material Taxes associated with the ownership or operation of the assets of the Citrus Parties for any period.
     (e) ETE is not a “foreign person” as defined in Section 1445(f)(3) of the Code, and the rules and Treasury Regulations promulgated thereunder, or an entity disregarded as separate from its owner for United States federal income tax purposes.
     (f) None of the Citrus Parties, has engaged in a transaction that would be reportable pursuant to Treasury Regulation § 1.6011-4 or any predecessor thereto.

     (g) For each taxable year since its formation, each of CrossCountry Citrus and CrossCountry Energy, is, or has been, properly classified as a partnership or an entity disregarded as separate from its owner for United States federal income tax purposes.
     3.17 Employee Benefits. Except as would not reasonably be expected to have a Citrus Parties Material Adverse Effect, (i) each employee benefit plan, within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), for which Citrus or any member of its “Controlled Group” (defined as any organization which is a member of a controlled group of corporations within the meaning of Section 414 of the Code would have any liability (each, a “Plan”)) has been maintained in compliance with its terms and the requirements of any applicable statutes, orders, rules and regulations, including but not limited to ERISA and the Code; (ii) no prohibited transaction, within the meaning of Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any Plan excluding transactions effected pursuant to a statutory or administrative exemption; (iii) each Plan that is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination or opinion letter as to its qualification, has been established under a standardized master and prototype or volume submitter plan for which a current favorable IRS advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer, or has time remaining under applicable Laws to apply for a determination or opinion letter or to make any amendments necessary to obtain a favorable determination or opinion letter; (iv) no Plan that is subject to the minimum funding standards of Section 412(a) or 430 of the Code or Section 302(a) or 330 of ERISA has failed to meet such minimum funding standards within the last five years; and (v) neither the Company nor any member of the Controlled Group has incurred, nor reasonably expects to incur, any liability under Title IV of ERISA (other than contributions to the Plan or premiums to the PBGC, in the ordinary course and without default) in respect of a Plan (including a “multiemployer plan,” within the meaning of Section 4001(a)(3) of ERISA).
     3.18 Brokers’ Fee. Except for fees payable to Credit Suisse Securities (USA) LLC in connection with the Merger Agreement and transactions contemplated thereby, which shall be paid by ETE, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of ETE.
     3.19 Regulatory Status. The Citrus Parties (i) have all necessary approvals from FERC to provide service to customers pursuant to the Natural Gas Act and the Natural Gas Policy Act of 1978, as amended, and (ii) have made all required FERC filings necessary to offer such service, except where failure to have any such approval or to have made any such filing would not reasonably be expected to have a Citrus Parties Material Adverse Effect.
     3.20 Intellectual Property. The Citrus Parties own or have the right to use pursuant to license, sublicense, agreement or otherwise all material items of Intellectual Property required in the operation of their business as presently conducted; (b) no third party has asserted in writing delivered to the Citrus Parties an unresolved claim that the Citrus Parties are infringing on the Intellectual Property of such third party and (c) to the Knowledge of ETE, no third party is infringing on the Intellectual Property owned by the Citrus Parties.

     3.21 Insurance. The Citrus Parties maintain liability, property, fire, casualty, product liability, workers’ compensation and other insurance policies, that insure or relate to the assets of the Citrus Parties. ETE believes that such policies are reasonably adequate in light of industry practices.
     3.22 Disclosure of Material Facts. ETE has disclosed or otherwise made known to the ETP Conflicts Committee and Mike Smith, VP — Mergers and Acquisitions, all material facts known to ETE regarding the Merger and the Citrus Parties as of the date of this Agreement.
     3.23 Affiliate Transactions. Except as described in the Citrus Financial Statements and Interim Financial Statements, there are no assessments, contracts, transfers of assets, commitments or other transactions, whether or not in the ordinary course of business, to or by which any of the Citrus Parties on the one hand, and ETE, Southern Union and their respective Affiliates (other than the Citrus Parties) on the other hand.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF ETP
     ETP hereby represents and warrants to ETE as follows:
     4.1 Organization; Qualification. Each ETP Merger Party is an entity duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite organizational power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, and is duly qualified, registered or licensed to do business as a foreign entity and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so duly qualified, registered or licensed and in good standing would not reasonably be expected to have an ETP Material Adverse Effect or to prevent or materially delay the consummation of the transactions contemplated by the Transaction Documents to which it is, or will be, a party or to materially impair the ability of such ETP Merger Party to perform its obligations under the Transaction Documents to which it is, or will be, a party. ETP has made available to ETP true and complete copies of the Organizational Documents of ETP and ETP Merger Sub, as in effect on the Execution Date.
     4.2 Authority; Enforceability; Valid Issuance.
     (a) Each ETP Merger Party has the requisite limited partnership or limited liability company, as applicable, power and authority to execute and deliver the Transaction Documents to which it is, or will be, a party, and to consummate the transactions contemplated thereby. The execution and delivery by each ETP Merger Party of the Transaction Documents to which it is, or will be, a party, and the consummation by it of the transactions contemplated thereby, have been duly and validly authorized by such ETP Merger Party, and no other limited partnership or limited liability company proceedings on the part of such ETP Merger Party are necessary to authorize the Transaction Documents to which it is, or will be, a party or to consummate the transactions contemplated by the Transaction Documents to which it is, or will be, a party.
     (b) The Transaction Documents have been (or will be, when executed and delivered at the Closing) duly executed and delivered by ETP and ETP Merger Sub, and, assuming the due authorization, execution and delivery by the other parties thereto, each Transaction constitutes (or will constitute, when executed and delivered at the Closing) the valid and binding agreement of ETP and ETP Merger Sub, enforceable against ETP and ETP Merger Sub in accordance with its terms, except as such enforceability may be limited by Creditors’ Rights.
     4.3 Non-Contravention. Except for the consent referenced in Section 6.3(d), the execution, delivery and performance of the Transaction Documents and the consummation by ETP and ETP Merger Sub of the transactions contemplated thereby do not and will not: (a) result in any breach of any provision of the Organizational Documents of ETP or ETP Merger Sub; (b) constitute a default (or an event that with notice or passage of time or both would give rise to a default) under, or give rise to any right of termination, cancellation, amendment or acceleration (with or without the giving of notice, or the passage of time or both) under any of the terms, conditions or provisions of any Contract to which ETP or ETP Merger Sub is a party or by which any property or asset of ETP or ETP Merger Sub is bound or affected; (c) assuming compliance with the matters referred to in Section 4.4, violate any Law to which ETP or ETP Merger Sub is subject or by which any of their properties or assets is bound; or (d) constitute (with or without the giving of notice or the passage of time or both) an event which would result in the creation of any Lien (other than Permitted Liens) on any asset of ETP or ETP Merger Sub, except, in the cases of clauses (b), (c) and (d), for such defaults or rights of termination, cancellation, amendment, acceleration, violations or Liens as would not reasonably be expected to have an ETP Material Adverse Effect or to prevent or materially delay the consummation of the transactions contemplated by the Transaction Documents to which ETP is, or will be, a party or to materially impair ETP’s ability to perform its obligations under the Transaction Documents to which it is, or will be, a party.
     4.4 Governmental Approvals. No declaration, filing or registration with, or notice to, or authorization, consent or approval of, any Governmental Authority is necessary for the consummation by ETP or ETP Merger Sub of the transactions contemplated by the Transaction Documents other than such declarations, filings, registrations, notices, authorizations, consents or approvals that have been obtained or made or that would in the ordinary course of business be made or obtained after the Closing, or which, if not obtained or made, would not reasonably be expected to have an ETP Material Adverse Effect or to prevent or materially delay the consummation of the transactions contemplated by the Transaction Documents or to materially impair ETP or ETP Merger Sub’s ability to perform its obligations under the Transaction Documents to which it is, or will be, a party.
     4.5 Matters Relating to the Merger. ETP has undertaken such investigation as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement. ETP has had an opportunity to ask questions and receive answers from ETE regarding the business, properties, prospects, and financial condition of the Citrus Parties (to the extent ETE possessed such information). The foregoing, however, does not modify the representations and warranties of ETE in Article III and such representations and warranties constitute the sole and exclusive representations and warranties of ETE to ETP in connection with the transactions contemplated by this Agreement.
     4.6 Brokers’ Fee. Except for the fee payable to RBS Securities Inc., which shall be paid by ETP, no broker, investment banker, financial advisor or other Person is entitled to any broker’s finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of ETP.
ARTICLE V
COVENANTS OF THE PARTIES
     5.1 Conduct of Business.
     (a) From the Execution Date through the earlier of termination of the Sigma Merger Agreement or consummation of the Sigma Merger, without the prior written consent of ETP, ETE shall not, and shall cause its Affiliates not to, (i) amend, supplement, restate or otherwise modify the Sigma Merger Agreement (as it exists on the date hereof), (ii) agree to, grant or permit to exist any waiver of a condition, covenant or other provision in the Sigma Merger Agreement (as it exists on the date hereof) or (iii) otherwise act, or fail to act with respect to the rights and obligations of ETE and its Affiliates under the Sigma Merger Agreement (as it exists on the date hereof), in the case of the foregoing clauses (i), (ii) and (iii) in a manner reasonably likely to have a Citrus Parties Material Adverse Effect or to prevent or materially delay the consummation of the transactions contemplated by this Agreement. Notwithstanding the foregoing, nothing in this Section 5.1(a) shall prevent ETE from exercising its right to terminate the Sigma Merger Agreement in accordance with the terms thereof.
     (b) From the closing of the Sigma Merger through the Closing, ETE shall, and shall cause each of its Subsidiaries to, carry on the businesses of CCE Acquisition, CCE Holdings and the Citrus Parties in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and shall use all commercially reasonable efforts to preserve intact their present business organizations, keep available the services of their current officers and employees and endeavor to preserve their relationships with customers, suppliers and others having business dealings with any of them to the end that its goodwill and ongoing business shall not be impaired in any material respect at the Closing.
     (c) From the closing of the Sigma Merger through the Closing, except as described in Schedule 5.1 of the ETE Disclosure Schedule or consented to or approved in writing by ETP, which consent or approval shall not be unreasonably withheld, conditioned or delayed, ETE shall not take, and shall cause its controlled Affiliates not to take, any action to amend the Organizational Documents of the Citrus Parties or approve, the taking by CCE Acquisition, CCE Holdings or the Citrus Parties of the following actions:
     (i) purchase any securities or ownership interests of, or make any investment in, any Person, other than ordinary course overnight investments consistent with the cash management policies of the Citrus Parties;
     (ii) make any capital expenditure in excess of $10,000,000 in the aggregate, except as required on an emergency basis or for the safety of individuals or the environment;
     (iii) make any material change to the Citrus Parties’ tax methods, principles or elections; or

     (iv) take or fail to take any action that is reasonably likely to have a Citrus Parties Material Adverse Effect or to prevent or materially delay the consummation of the transactions contemplated by this Agreement; or
     (v) agree or commit to take any of the actions described above.
     5.2 Notice of Certain Events.
     (a) Each Party shall promptly notify the other Parties of:
     (i) any event, condition or development that has resulted in the inaccuracy or breach of any representation or warranty, covenant or agreement contained in this Agreement made by or to be complied with by such notifying Party at any time during the term hereof and that would reasonably be expected to result in any of the conditions set forth in Article VI not to be satisfied; provided, however, that no such notification shall be deemed to cure any such breach of or inaccuracy in such notifying Party’s representations and warranties or covenants and agreements or in the ETE Disclosure Schedule or the ETP Disclosure Schedule for any purpose under this Agreement and no such notification shall limit or otherwise affect the remedies available to the other Parties;
     (ii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by the Transaction Documents;
     (iii) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by the Transaction Documents; and
     (iv) any Proceedings commenced that would be reasonably expected to prevent or materially delay the consummation of the transactions contemplated by the Transaction Documents or materially impair the notifying Party’s ability to perform its obligations under the Transaction Documents.
     (b) ETE shall promptly (and in any event within 24 hours) notify and provide ETP with a copy of any notice or other communication received or sent by ETE and its Affiliates pursuant to the Sigma Merger Agreement.
     5.3 Access to Information.
          From the date hereof until the Closing Date, to the extent ETE has the right under the Sigma Merger Agreement, upon the request from ETP, ETE will: (a) give ETP and its counsel, financial advisors, auditors and other authorized representatives (collectively, “Representatives”) reasonable access to the offices, properties, books and records of the Citrus Parties and to the books and records relating to the Citrus Parties and permit ETP to make copies thereof, in each case (i) during normal business hours and (ii) solely to the extent that ETE either (1) has access to such offices, properties, books and records and has the right, to provide access to such offices, properties, books and records to such Persons or (2) has the right to require Southern Union to provide such access to such Persons; and (b) furnish to ETP and its Representatives such financial operating data and other information relating to the Citrus Parties as such Persons may reasonably request, solely to the extent that ETE either (i) possesses such financial and operating data and other information and has the right, to furnish such financial and operating data and other information to such Persons or (ii) has the right, pursuant to the Citrus Capital Stock Agreement, to require the Citrus Parties to furnish such financial and operating data and other information to such Persons. Any investigation pursuant to this Section 5.3 shall be conducted in such manner as not to interfere with the conduct of the business of the Citrus Parties. Notwithstanding the foregoing, ETP shall not be entitled to perform any intrusive or subsurface investigation or other sampling of, on or under any of the properties of the Citrus Parties without the prior written consent of ETE. Notwithstanding the foregoing provisions of this Section 5.3, ETE shall not be required to, or to cause the Citrus Parties to, grant access or furnish information to ETP or any of its Representatives to the extent that such information is subject to an attorney/client or attorney work product privilege or that such access or the furnishing of such information is prohibited by Law or an existing Contract. To the extent practicable, ETE shall make reasonable and appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. To the fullest extent permitted by Law, ETE and its Representatives and Affiliates shall (1) not be responsible or liable to ETP for personal injuries sustained by ETP’s Representatives in connection with the access provided pursuant to this Section 5.3 and (2) shall be indemnified and held harmless by ETP for any losses suffered by any such Persons in connection with any such personal injuries; provided such personal injuries are not caused by the gross negligence or willful misconduct of ETE.
     5.4 Governmental Approvals.
     (a) The Parties will cooperate with each other and use commercially reasonable efforts to obtain from any Governmental Authorities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained and to make any filings with or notifications or submissions to any Governmental Authority that are necessary in order to consummate the transactions contemplated by the Transaction Documents and shall diligently and expeditiously prosecute, and shall cooperate fully with each other in the prosecution of, such matters.
     (b) The Parties agree to cooperate with each other and use commercially reasonable efforts to contest and resist, any action, including legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) of any Governmental Authority that is in effect and that restricts, prevents or prohibits the consummation of the transactions contemplated by the Transaction Documents.
     5.5 Expenses. All costs and expenses incurred by ETP in connection with the Transaction Documents and the transactions contemplated thereby shall be paid by ETP and all costs and expenses incurred by ETE in connection with the Transaction Documents and the transactions contemplated thereby shall be paid by ETE; provided, however, that if any action at law or equity is necessary to enforce or interpret the terms of the Transaction Documents, the prevailing Party shall be entitled to reasonable attorneys’ fees and expenses in addition to any other relief to which such Party may be entitled. Notwithstanding the foregoing, in the event that (a) this Agreement is terminated and (b) ETE is entitled to expense reimbursement or a Breakup

Fee (as defined in the Sigma Merger Agreement) in connection with termination of the Sigma Merger Agreement, ETE shall pay to ETP or its designees, as promptly as possible (but in any event within two Business Days) following receipt of an invoice therefor, all out-of-pocket fees and expenses incurred by ETP or its Affiliates in connection with the transactions contemplated by this Agreement, up to $6 million.
     5.6 Further Assurances. Subject to the terms and conditions of this Agreement, each of the Parties shall use its commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate the transactions contemplated by the Transaction Documents. Without limiting the generality of the foregoing, each Party will use its commercially reasonable efforts to obtain timely all authorizations, consents and approvals of all third parties necessary in connection with the consummation of the transactions contemplated by this Agreement prior to the Closing. The Parties will coordinate and cooperate with each other in exchanging such information and assistance as any of the Parties hereto may reasonably request in connection with the foregoing.
     5.7 Public Statements. The Parties shall consult with each other prior to issuing any public announcement, statement or other disclosure with respect to the Transaction Documents or the transactions contemplated thereby and none of ETP and its Affiliates, on the one hand, nor the ETE and its Affiliates, on the other hand, shall issue any such public announcement, statement or other disclosure without having first notified ETE, on the one hand, or ETP, on the other hand; provided, however, that any of ETP and its Affiliates, on the one hand, and ETE and its Affiliates, on the other hand, may make any public disclosure without first so consulting with or notifying the other Party or Parties if such disclosing party believes that it is required to do so by Law or by any stock exchange listing requirement or trading agreement concerning the publicly traded securities of ETP or any of its Affiliates, on the one hand, or ETE or any of its Affiliates, on the other hand.
     5.8 Tax Matters.
     (a) Cooperation. Each of the Parties shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.
     (b) Transfer Taxes. All transfer and other such Taxes and fees (including any penalties and interest) incurred in connection with the Merger shall be paid equally by ETE (on the one hand) and ETP (on the other hand) when due.
     5.9 Citrus/ETE Merger. ETE shall cause the Citrus/ETE Merger to be consummated as soon as practicable after the conditions in Article VI have been waived or satisfied in accordance with the terms of this Agreement.

     5.10 Joinder.
     (a) ETP shall cause ETP Merger Sub to execute and deliver to ETE a joinder agreement in a form reasonably acceptable to ETE and ETP (a “Joinder Agreement”) as soon as practicable after the date hereof. Upon execution and delivery of such Joinder Agreement, ETP Merger Sub shall become a Party under this Agreement for all purposes.
     (b) ETE shall cause CrossCountry Energy to execute and deliver to ETP and ETP Merger Sub a Joinder Agreement promptly following consummation of the Sigma Merger. Upon execution and delivery of such Joinder Agreement, CrossCountry Energy shall become a Party under this Agreement for all purposes.
     5.11 Right of First Offer
     (a) In the event that ETE seeks to Transfer, directly or indirectly, all or any material portion of the Southern Union Gas Services Business (the “ROFO Interest”) in one or a series of transactions, and such Transfer is not a Permitted SUGS Transfer, then ETE shall give written notice thereof to ETP. In the event ETE has been approached by another party to purchase all or a portion of the Southern Union Gas Services Business, ETE shall provide all material terms of such offer to ETP. For a period of 30 days thereafter, ETP shall have the right, but not the obligation, to submit a written offer to purchase the ROFO Interest (the “ROFO Offer”), on such terms and conditions as ETP may determine and which terms and conditions shall be described in the ROFO Offer. Upon receipt of the ROFO Offer, ETE may elect in its sole discretion to accept or reject the ROFO Offer.
     (b) In the event that ETE elects to accept the ROFO Offer, then ETE shall be bound to Transfer to ETP, and ETP shall be bound to purchase from ETE, the ROFO Interest on the terms and conditions set forth in the ROFO Offer (with such modifications as may be mutually agreed upon by ETP and ETE), and the definitive agreement with respect to such Transfer of the ROFO Interest shall be entered into within 30 days of ETE’s acceptance of the ROFO Offer.
     (c) In the event that ETE rejects the ROFO Offer, then for a 90-day period after the date on which ETE rejects the ROFO Offer (the “Solicitation Period”), ETE may solicit an offer to purchase the ROFO Interest from one or more third parties as ETE may determine in its sole discretion. If ETE receives a third party offer (a “Third Party Offer”) to purchase the ROFO Interest within the Solicitation Period, and the consideration payable for the ROFO Interest pursuant to such Third Party Offer exceeds the consideration payable for the ROFO Interest pursuant the ROFO Offer (such Third Party Offer is referred to as a “Qualifying Third Party Offer”), ETE may enter into a definitive agreement to Transfer the ROFO Interest to such third party on terms no less favorable to ETE than the Qualifying Third Party Offer within 30 days after the end of the Solicitation Period. Any noncash consideration set forth in the ROFO Offer or a Third Party Offer shall be valued at its fair market value, as agreed by ETE and ETP, and failing such agreement, as determined by an independent third party appraiser selected by ETE and reasonably acceptable to ETP (the costs for which third party appraiser shall be shared equally by ETE, on the one hand, and ETP, on the other hand). ETE may not Transfer the ROFO Interest to any third party pursuant to a Third Party Offer that is not a Qualifying Third Party Offer without ETP’s prior written consent, which may be withheld in ETP’s sole discretion within the required 30-day period, then the ROFO Interest in question shall once again become subject to the restrictions of this Section 5.12, and ETE shall no longer be permitted to Transfer such ROFO Interest without again fully complying with the provisions of this Section 5.12.
ARTICLE VI
CONDITIONS TO CLOSING
     6.1 Conditions to Obligations of Each Party. The respective obligation of each Party to consummate the Closing is subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any one or more of which may be waived in writing, in whole or in part, as to a Party by such Party (in such Party’s sole discretion):
     (a) Governmental Restraints. No order, decree or injunction of any Governmental Authority shall be in effect, and no Law shall have been enacted or adopted that enjoins, prohibits or makes illegal the consummation of the transactions contemplated by the Transaction Documents and no Proceeding by any Governmental Authority with respect to the transactions contemplated by the Transaction Documents shall be pending that seeks to restrain, enjoin, prohibit or delay the transactions contemplated by the Transaction Documents.
     (b) Sigma Merger. The Sigma Merger shall have been consummated pursuant to the terms of the Sigma Merger Agreement.
     6.2 Conditions to Obligations of ETE. The obligation of ETE to consummate the Closing is subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any one or more of which may be waived in writing, in whole or in part, by ETE (in ETE’s sole discretion):
     (a) Representations and Warranties of ETP. The representations and warranties of ETP in this Agreement shall be true and correct (without regard to any reference as to materiality, materially, material respects or ETP Material Adverse Effect) in all respects as of the Closing Date as if remade on the Closing Date (except for representations and warranties made as of a specific date, which shall be true and correct in all respects as of such specific date), with only such failures to be so true and correct as has not had, and would not reasonably be expected to have, an ETP Material Adverse Effect.
     (b) Performance. ETP shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by ETE on or prior to the Closing Date.
     (c) Closing Certificate. ETE shall have received a certificate, dated as of the Closing Date, signed by an executive officer of ETP certifying that the conditions set forth in Sections 6.2(a) and 6.2(b) have been satisfied.
     (d) Closing Deliverables. ETP shall have delivered or caused to be delivered all of the closing deliveries set forth in Section 2.10(b).
     6.3 Conditions to Obligations of ETP. The obligation of ETP to consummate the Closing is subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any one or more of which may be waived in writing, in whole or in part, by ETP (in ETP’s sole discretion):
     (a) Representations and Warranties of ETE. The representations and warranties of ETE in this Agreement shall be true and correct (without regard to any reference as to materiality, materially, material respects or Citrus Parties Material Adverse Effect) in all respects as of the Closing Date as if remade on the Closing Date (except for representations and warranties made as of a specific date, which shall be true and correct in all respects as of such specific date), with only such failures to be so true and correct as has not had, and would not reasonably be expected to have, a Citrus Parties Material Adverse Effect.
     (b) Performance. ETE shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by ETE on or prior to the Closing Date.
     (c) Closing Certificate. ETP shall have received a certificate, dated as of the Closing Date, signed by an executive officer of ETE certifying that the conditions set forth in Sections 6.3(a) and 6.3(b) have been satisfied.
     (d) ETP Loan Documents Waiver. ETP shall have received waivers and/or amendments of the ETP Loan Documents related to the transactions contemplated hereby acceptable to ETP.
     (e) Citrus Parties Material Adverse Effect. There shall not have occurred after the date of this Agreement, a Citrus Parties Material Adverse Effect, or any event or development that could, individually or in the aggregate, reasonably be expected to result in a Citrus Parties Material Adverse Effect.
     (f) Amendments to Sigma Merger Agreement. The Sigma Merger Agreement shall not have been amended, supplemented, restated or otherwise modified in a manner adverse to ETP’s interest in the acquisition of 50% of the equity interests of Citrus, or which would be reasonably likely to prevent or materially delay the consummation of the transactions contemplated by this Agreement.
     (g) Closing Deliverables. ETE shall have delivered or caused to be delivered all of the closing deliveries set forth in Section 2.10(a).
ARTICLE VII
TERMINATION RIGHTS
     7.1 Termination Rights. This Agreement may be terminated at any time prior to the Closing as follows:
     (a) By mutual written consent of ETE and ETP;
     (b) By either ETE or ETP, if any Governmental Authority of competent jurisdiction shall have issued a final and non-appealable order, decree or judgment prohibiting the consummation of the transactions contemplated by this Agreement;

     (c) By either ETE or ETP in the event that the Closing has not occurred on or prior to December 31, 2012 (the “Termination Date”); provided, however, that (i) ETE may not terminate this Agreement pursuant to this Section 7.1(c) if such failure of the Closing to occur is due to the failure of ETE to perform and comply in all material respects with the covenants and agreements to be performed or complied with by ETE and (ii) ETP may not terminate this Agreement pursuant to this Section 7.1(c) if such failure of the Closing to occur is due to the failure of ETP to perform and comply in all material respects with the covenants and agreements to be performed or complied with by ETP;
     (d) By ETE if there shall have been a breach or inaccuracy of ETP’s representations and warranties in this Agreement or a failure by ETP to perform its covenants and agreements in this Agreement, in any such case in a manner that would result in, if occurring and continuing on the Closing Date, the failure of the conditions to the Closing set forth in Section 6.2(a) or Section 6.2(b), unless such failure is reasonably capable of being cured, and ETP is using all commercially reasonable efforts to cure such failure by the Termination Date; provided, however, that ETE may not terminate this Agreement pursuant to this Section 7.1(d) if (i) any of ETE’s representations and warranties shall have become and continue to be untrue in a manner that would cause the condition set forth in Section 6.3(a) not to be satisfied or (ii) there has been, and continues to be, a failure by ETE to perform its covenants and agreements in such a manner as would cause the condition set forth in Section 6.3(b) not to be satisfied; or
     (e) By ETP if there shall have been a breach or inaccuracy of ETE’s representations and warranties in this Agreement or a failure by ETE to perform its covenants and agreements in this Agreement, in any such case in a manner that would result in, if occurring and continuing on the Closing Date, the failure of the conditions to the Closing set forth in Section 6.3(a) or Section 6.3(b), unless such failure is reasonably capable of being cured, and ETE is using all commercially reasonable efforts to cure such failure by the Termination Date; provided, however, that ETP may not terminate this Agreement pursuant to this Section 7.1(e) if (i) any of ETP’s representations and warranties shall have become and continue to be untrue in a manner that would cause the condition set forth in Section 6.2(a) not to be satisfied or (ii) there has been, and continues to be, a failure by ETP to perform its covenants and agreements in such a manner as would cause the condition set forth in Section 6.2(b) not to be satisfied.
     (f) By ETE or ETP if the Sigma Merger Agreement is terminated.
     7.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1 all rights and obligations of the Parties under this Agreement shall terminate, except for the provisions of this Section 7.2, Article IX, Section 5.5 and Section 5.7; provided, however, that no termination of this Agreement shall relieve any Party from any liability for or arising out of any willful or intentional breach of this Agreement by such Party or for Fraud by such Party and all rights and remedies of a non-breaching Party under this Agreement in the case of any such willful or intentional breach or Fraud, at law and in equity, shall be preserved, including the right to recover reasonable attorneys’ fees and expenses. Except to the extent otherwise provided in the immediately preceding sentence, the Parties agree that, if this Agreement is terminated, the Parties shall have no liability to each other under or relating to this Agreement.

ARTICLE VIII
INDEMNIFICATION
     8.1 Indemnification by ETE. Subject to the terms of this Article VIII, (a) from and after the date hereof (with respect to Section 8.1(b)) and (b) from and after the Closing (with respect to Section 8.1(a), (c) and (d)) ETE shall indemnify and hold harmless ETP and its respective partners, members, managers, directors, officers, employees, consultants and permitted assigns (collectively, the “ETP Indemnitees”), to the fullest extent permitted by Law, from and against any losses, claims, damages, liabilities and costs and expenses (including reasonable attorneys’ fees and expenses) (collectively, “Losses”) incurred, arising out of or relating to the following:
     (a) the failure of any representation or warranty of ETE contained in this Agreement to be true and correct (without regard to any reference as to materiality, materially, material respects or Citrus Parties Material Adverse Effect) as of the date of this Agreement or as of the Closing (as if made on and as of the Closing); provided that the truth and correctness of representations and warranties that by their terms expressly speak of a specified date will be determined as of such date;
     (b) any breach of any of the covenants or agreements of ETE contained in this Agreement;
     (c) any Taxes of the Citrus Parties attributable to a Tax period or portion thereof that ends on or before the Closing Date (excluding Taxes that ETE is obligated to pay as set forth in Section 5.8(b)); and
     (d) any (i) employee or former employee of CrossCountry Energy or any Subsidiary thereof with respect to any act, omission or event occurring on or before the Closing Date or (ii) any employee benefit plan, within the meaning of Section 3(3) of ERISA, presently or previously maintained, sponsored, or contributed to by ETE or any ERISA Affiliate of ETE, including Southern Union or any ERISA Affiliate of Southern Union; and
     8.2 Indemnification by ETP. Subject to the terms of this Article VIII, from and after the Closing, ETP shall indemnify and hold harmless ETE and its directors, officers, employees, consultants and permitted assigns (collectively, the “ETE Indemnitees” and, together with the ETP Indemnitees, the “Indemnitees”), to the fullest extent permitted by Law, from and against Losses incurred, arising out of or relating to:
     (a) the failure of any representation or warranty of ETP contained in this Agreement to be true and correct (without regard to any reference as to materiality, materially, material respects or ETP Material Adverse Effect)as of the date of this Agreement or as of the Closing (as if made on and as of the Closing); provided that the truth and correctness of representations and warranties that by their terms expressly speak of a specified date will be determined as of such date; and
     (b) any breach of any of the covenants or agreements of ETP contained in this Agreement.

     8.3 Limitations and Other Indemnity Claim Matters. Notwithstanding anything to the contrary in this Article VIII or elsewhere in this Agreement (except the last sentence of Section 5.5, which shall not be affected by this Section 8.3), the following terms shall apply to any claim for monetary damages arising out of this Agreement or related to the transactions contemplated hereby:
     (a) De Minimis. No indemnifying party (an “Indemnifying Party”) will have any liability under this Article VIII in respect of any individual claim involving Losses arising under Section 8.1(a) or Section 8.2(a) to any single ETE Indemnitee or ETP Indemnitee, as applicable, of less than $300,000 (each, a “De Minimis Claim”). Notwithstanding the forgoing, this Section 8.3(a) shall not apply to Losses arising out of or relating to (i) any breach or inaccuracy of the ETE Fundamental Representations or the ETP Fundamental Representations or (ii) the matters described in Section 8.1(c), or Section 8.1(d).
     (b) Deductible.
     (i) ETE will not have any liability under Section 8.1(a) unless and until the ETP Indemnitees have suffered Losses in excess of $15,000,000 in the aggregate (the “Deductible”) arising from Claims under Section 8.1(a) that are not De Minimis Claims, and then, subject to Section 8.3(c)(i), ETE will have liability for all recoverable Losses claimed under Section 8.1(a) (including De Minimis Claims); provided that the limitation set forth in this Section 8.3(b)(i) shall not apply to Losses arising out of or relating to: (A) any breach or inaccuracy of the representations and warranties set forth in Sections 3.1, 3.2, 3.3, 3.4, 3.5, 3.6, 3.16 or 3.18 (collectively, the “ETE Fundamental Representations”) (B) any breach of any covenants or agreements of ETE set forth in this Agreement or (C) the matters described in Section 8.1(c), Section 8.1(d) and Section 8.1(e).
     (ii) ETP will not have any liability under Section 8.2(a) until the ETE Indemnitees have suffered Losses in excess of the Deductible, and then, subject to Section 8.3(c)(ii), ETP will have liability for all recoverable Losses claimed under Section 8.2(a) (including De Minimis Claims); provided that the limitation set forth in this Section 8.3(b)(ii) shall not apply to Losses arising out of or relating to: (A) any breach or inaccuracy of the representations and warranties set forth in Sections 4.1, 4.2, 4.3 4.4 and 4.6 (collectively, the “ETP Fundamental Representations”) or (B) any breach of any covenants or agreements of ETP set forth in this Agreement
     (c) Cap.
     (i) ETE’s aggregate liability under this Agreement and from the transactions contemplated hereby shall not exceed 10% of the Merger Consideration (the “Cap”); provided that the limitation set forth in this Section 8.3(c)(i) shall not apply to Losses arising out of or relating to: (i) any breach or inaccuracy of any ETE Fundamental Representation, (ii) any breach of any covenants or agreements of ETE set forth in this Agreement or (iii) the matters described in Section 8.1(c), Section 8.1(d) and Section 8.1(e).

     (ii) ETP’s aggregate liability under this Agreement and from the transactions contemplated hereby shall not exceed the Cap; provided that the limitation set forth in this Section 8.3(c)(ii) shall not apply to Losses arising out of or relating to: (A) any breach or inaccuracy of any ETP Fundamental Representation or (B) any breach of any covenants or agreements of ETP set forth in this Agreement that by their terms are to be performed after the Closing Date.
     (d) Survival; Claims Period.
     (i) If the Closing occurs, the representations, warranties, covenants and agreements of the Parties under this Agreement shall survive the execution and delivery of this Agreement and shall continue in full force and effect until the one-year anniversary of the Closing Date (the “Expiration Date”); provided that (i) the ETE Fundamental Representations (other than the representations set forth in Section 3.16) and the ETP Fundamental Representations shall survive indefinitely, (ii) the representations and warranties set forth in Section 3.16 (Taxes) and the obligations of ETE pursuant to Section 8.1(c) shall survive the execution and delivery of this Agreement and shall continue in full force and effect until ninety (90) days after the expiration of the applicable statute of limitations (which shall be deemed to be the Expiration Date with respect to such representations and warranties) and (iii) any covenants or agreements contained in this Agreement that by their terms are to be performed after the Closing Date shall survive until fully discharged.
     (ii) If the Closing occurs, no action for a breach of any representation or warranty contained herein (other than representations or warranties that survive indefinitely pursuant to Section 8.3(d)(i)) shall be brought after the Expiration Date, except for claims of which a Party has received a Claim Notice setting forth in reasonable detail the claimed misrepresentation or breach of warranty with reasonable detail, prior to the Expiration Date.
     (e) Calculation of Losses. In calculating amounts payable to any ETP Indemnitee or ETE Indemnitee (each such person, an “Indemnified Party”) for a claim for indemnification hereunder, the amount of any indemnified Losses shall be determined without duplication of any other Loss for which an indemnification claim has been made or could be made under any other representation, warranty, covenant, or agreement and shall be computed net of (i) payments actually recovered by the Indemnified Party under any insurance policy with respect to such Losses and (ii) any prior or subsequent actual recovery by the Indemnified Party from any Person with respect to such Losses.
     (f) Waiver of Certain Damages. Notwithstanding any other provision of this Agreement, in no event shall any Party be liable for punitive, special, remote, speculative or lost profits damages of any kind or nature, regardless of the form of action through which such damages are sought, except (i) for any such damages recovered by any third party against an Indemnified Party in respect of which such Indemnified Party would otherwise be entitled to indemnification pursuant to the terms hereof and (ii) in the case of consequential damages, (A) to the extent an Indemnified Party is required to pay consequential damages to an unrelated third party and (B) to the extent of consequential damages to an Indemnified Party arising from fraud or willful conduct.
     (g) Sole and Exclusive Remedy. Except for the assertion of any claim based on fraud or willful misconduct, the remedies provided in this Article VIII shall be the sole and exclusive legal remedies of the Parties, from and after the Closing, with respect to this Agreement and the transactions contemplated hereby.
     8.4 Indemnification Procedures.
     (a) Each Indemnitee agrees that promptly after it becomes aware of facts giving rise to a claim by it for indemnification pursuant to this Article VIII, such Indemnitee must assert its claim for indemnification under this Article VIII (each, a “Claim”) by providing a written notice (a “Claim Notice”) to the Indemnifying Party allegedly required to provide indemnification protection under this Article VIII specifying, in reasonable detail, the nature and basis for such Claim (e.g., the underlying representation, warranty, covenant or agreement alleged to have been breached). Notwithstanding the foregoing, an Indemnitee’s failure to send or delay in sending a third party Claim Notice will not relieve the Indemnifying Party from liability hereunder with respect to such Claim except to the extent the Indemnifying Party is prejudiced by such failure or delay and except as is otherwise provided herein, including in Section 8.3(e).
     (b) In the event of the assertion of any third party Claim for which, by the terms hereof, an Indemnifying Party is obligated to indemnify an Indemnitee, the Indemnifying Party will have the right, at such Indemnifying Party’s expense, to assume the defense of same including the appointment and selection of counsel on behalf of the Indemnitee so long as such counsel is reasonably acceptable to the Indemnitee. If the Indemnifying Party elects to assume the defense of any such third party Claim, it shall within 30 days of its receipt of the Claim Notice, notify the Indemnitee in writing of its intent to do so. The Indemnifying Party will have the right to settle or compromise or take any corrective or remediation action with respect to any such Claim by all appropriate proceedings, which proceedings will be diligently prosecuted by the Indemnifying Party to a final conclusion or settled at the discretion of the Indemnifying Party. The Indemnitee will be entitled, at its own cost, to participate with the Indemnifying Party in the defense of any such Claim. If the Indemnifying Party assumes the defense of any such third-party Claim but fails to diligently prosecute such Claim, or if the Indemnifying Party does not assume the defense of any such Claim, the Indemnitee may assume control of such defense and in the event it is determined pursuant to the procedures set forth in Article IX that the Claim was a matter for which the Indemnifying Party is required to provide indemnification under the terms of this Article VIII, the Indemnifying Party will bear the reasonable costs and expenses of such defense (including reasonable attorneys’ fees and expenses). Notwithstanding the foregoing, the Indemnifying Party may not assume the defense of the third-party Claim (but will be entitled at its own cost to participate with the Indemnified Party in the defense of any such Claim) if the potential Losses under the third-party Claim could reasonably and in good faith be expected to exceed, in the aggregate when combined with all claims previously made by the Indemnified Party to the Indemnifying Party under this Article VIII, the maximum amount for which the Indemnifying Party may be liable pursuant to Section 8.3(c); provided, however, that to the extent the Parties are not in agreement with respect to the calculation of potential Losses the Indemnifying Party shall have the right to assume the defense of the third-party Claim in accordance herewith until the Parties have agreed or a final non-appealable judgment has been entered into, with respect to the determination of the potential Losses.
     (c) Notwithstanding anything to the contrary in this Agreement, the Indemnifying Party will not be permitted to settle, compromise, take any corrective or remedial action or enter into an agreed judgment or consent decree, in each case, that subjects the Indemnitee to any criminal liability, requires an admission of guilt, wrongdoing or fault on the part of the Indemnitee or imposes any continuing obligation on or requires any payment from the Indemnitee without the Indemnitee’s prior written consent.
     8.5 No Reliance.
     (a) THE REPRESENTATIONS AND WARRANTIES OF ETE CONTAINED IN ARTICLE III CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF ETE TO ETP IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. THE REPRESENTATIONS OF ETP CONTAINED IN ARTICLE IV CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF ETP TO ETE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EXCEPT FOR SUCH REPRESENTATIONS AND WARRANTIES, NO PARTY OR ANY OTHER PERSON MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO SUCH PARTY OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AND EACH PARTY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, WHETHER MADE BY SUCH PARTY OR ANY OF ITS AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES (INCLUDING WITH RESPECT TO THE DISTRIBUTION OF, OR ANY PERSON’S RELIANCE ON, ANY INFORMATION, DISCLOSURE OR OTHER DOCUMENT OR OTHER MATERIAL MADE AVAILABLE TO ANY PARTY IN ANY DATA ROOM, ELECTRONIC DATA ROOM, MANAGEMENT PRESENTATION OR IN ANY OTHER FORM IN EXPECTATION OF, OR IN CONNECTION WITH, THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT). EXCEPT FOR SUCH REPRESENTATIONS AND WARRANTIES, EACH PARTY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, PROJECTION, FORECAST, STATEMENT, OR INFORMATION MADE, COMMUNICATED OR FURNISHED (ORALLY OR IN WRITING) TO ANY OTHER PARTY OR ITS AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES (INCLUDING OPINIONS, INFORMATION, PROJECTIONS, OR ADVICE THAT MAY HAVE BEEN OR MAY BE PROVIDED TO ANY PARTY OR ANY OFFICER, DIRECTOR, EMPLOYEE, AGENT OR REPRESENTATIVE OF SUCH PARTY OR ANY OF ITS AFFILIATES).
     Except as provided in Sections 7.2, 8.1 and 8.2, no Party nor any Affiliate of a Party shall assert or threaten, and each Party hereby waives and shall cause such Affiliates to waive, any claim or other method of recovery, in contract, in tort or under applicable Law, against any Person that is not a Party (or a successor to a Party) relating to the transactions contemplated by this Agreement.

ARTICLE IX
GOVERNING LAW AND CONSENT TO JURISDICTION
     9.1 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.
     9.2 Jurisdiction; Specific Enforcement; Enforcement of Rights.
     (a) The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed, or were threatened to be not performed, in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, in addition to any other remedy that may be available to it, including monetary damages, each of the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), and all such rights and remedies at law or in equity shall be cumulative. The parties further agree that no party to this Agreement shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.2 and each party waives any objection to the imposition of such relief or any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. In addition, each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the Parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the Parties hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 9.2, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

     (b) Each of the Parties agrees that the ETP Conflicts Committee shall have the sole and exclusive authority to take or refrain from taking any action on behalf of ETP with respect to any legal action or Proceeding with respect to this Agreement and the rights and obligations arising hereunder or for recognition and enforcement of any judgment in respect of this Agreement.
     9.3 Waiver of Jury Trial. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
ARTICLE X
GENERAL PROVISIONS
     10.1 Amendment and Modification; Conflicts Committee Control. This Agreement may be amended, modified or supplemented only by written agreement of ETE and ETP. Notwithstanding anything in this Agreement to the contrary, in the case of ETP, in addition to any approvals required by the ETP Partnership Agreement or under this Agreement, any amendments, modifications or supplements to this Agreement, or any termination of this Agreement, in either case by ETP, must be approved by the ETP Conflicts Committee.
     10.2 Waiver of Compliance; Consents. Except as otherwise provided in this Agreement, any failure of any of the Parties to comply with any obligation, covenant, agreement or condition in this Agreement may be waived by the Party or Parties entitled to the benefits thereof only by a written instrument signed by the Party or Parties granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure; provided, however, that in the case of ETP, in addition to any approvals required by the ETP Partnership Agreement or under this Agreement, any such waivers must be approved by the ETP Conflicts Committee.
     10.3 Notices. Any notice, demand or communication required or permitted under this Agreement shall be in writing and delivered personally, by reputable overnight delivery service or other courier or by certified mail, postage prepaid, return receipt requested, and shall be deemed to have been duly given (a) as of the date of delivery if delivered personally or by overnight delivery service or other courier or (b) on the date receipt is acknowledged if delivered by certified mail, addressed as follows; provided that a notice of a change of address shall be effective only upon receipt thereof and provided further that any notice, demand or communication delivered pursuant to this Section 10.3 shall also be made by facsimile, email or telephone, none of which shall constitute notice:

If to ETP to:
Energy Transfer Partners, L.P.
3738 Oak Lawn
Dallas, TX 75219
Attention: General Counsel and Chairman of the Conflicts Committee
Facsimile: + 1 (214) 981-0703
Phone: + 1 (214) 981-0700
Email: tom.mason@energytransfer.com
With copies (which shall not constitute notice) to:
Vinson & Elkins L.L.P.
2500 First City Tower
1001 Fannin
Houston, Texas 77002
Facsimile: + 1 (713) 758-2346
Attention: Jeffery B. Floyd &
                 David P. Oelman
If to ETE to:
Energy Transfer Equity, L.P.
3738 Oak Lawn
Dallas, TX 75219
Attention: Thomas P. Mason, Vice President, General Counsel and Secretary
Facsimile: + 1 (214) 981-0703
Phone: + 1 (214) 981-0700
Email: tom.mason@energytransfer.com
With copies (which shall not constitute notice) to:
Latham & Watkins LLP
885 Third Avenue
New York, NY 10022
Facsimile: + 1 (212) 751-4864
Attention: Charles E. Carpenter
     10.4 Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their successors and permitted assigns. No Party may assign or transfer this Agreement or any of its rights, interests or obligations under this Agreement without the prior written consent of the other Parties. Any attempted assignment or transfer in violation of this Agreement shall be null, void and ineffective.
     10.5 Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the Parties hereto and their respective successors and permitted assigns.

Except as provided in Sections 8.1 and 8.2, none of the provisions of this Agreement shall be for the benefit of or enforceable by any third party, including any creditor of any Party or any of their Affiliates. No such third party shall obtain any right under any provision of this Agreement or shall by reasons of any such provision make any claim in respect of any liability (or otherwise) against any other Party.
     10.6 Entire Agreement. This Agreement, the Confidentiality Agreement and the other Transaction Documents constitute the entire agreement and understanding of the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both oral and written, among the Parties or between any of them with respect to such subject matter.
     10.7 Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.
     10.8 Representation by Counsel. Each of the Parties agrees that it has been represented by independent counsel of its choice during the negotiation and execution of this Agreement and the documents referred to herein, and that it has executed the same upon the advice of such independent counsel. Each Party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto shall be deemed the work product of the Parties and may not be construed against any Party by reason of its preparation. Therefore, the Parties waive the application of any Law providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.
     10.9 Disclosure Schedules. The inclusion of any information (including dollar amounts) in any section of the ETE Disclosure Schedule or the ETP Disclosure Schedule shall not be deemed to be an admission or acknowledgment by a Party that such information is required to be listed on such section of the ETE Disclosure Schedule or the ETP Disclosure Schedule or is material to or outside the ordinary course of the business of such Party or the Person to which such disclosure relates. The information contained in this Agreement, the Exhibits and the Schedules is disclosed solely for purposes of this Agreement, and no information contained in this Agreement, the Exhibits or the Schedules shall be deemed to be an admission by any Party to any third Person of any matter whatsoever (including any violation of a legal requirement or breach of contract). The disclosure contained in one disclosure schedule contained in the ETE Disclosure Schedule or ETP Disclosure Schedule may be incorporated by reference into any other disclosure schedule contained therein, and shall be deemed to have been so incorporated into any other disclosure schedule so long as it is readily apparent that the disclosure is applicable to such other disclosure schedule.
     10.10 Facsimiles; Counterparts. This Agreement may be executed by facsimile signatures by any Party and such signature shall be deemed binding for all purposes hereof,

without delivery of an original signature being thereafter required. This Agreement may be executed in one or more counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall constitute one and the same document.
[Signature page follows]

     IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed by its respective duly authorized officers as of the date first above written.

ENERGY TRANSFER PARTNERS, L.P.
By:	Energy Transfer Partners GP, L.P.,
its general partner

By:	Energy Transfer Partners, L.L.C.,
its general partner

By:	/s/ Kelcy Warren
	Name:	Kelcy Warren
	Title:	Chief Executive Officer
ENERGY TRANSFER EQUITY, L.P.
By:	LE GP, LLC,
its general partner

By:	/s/ John W. McReynolds
	Name:	John W. McReynolds
	Title:	President and CFO

Signature Page to
Agreement and Plan of Merger

EXHIBIT A
     “Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified Person. A Person shall be deemed to control another Person if such first Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.
     “Agreement” is defined in the recitals to this Agreement.
     “Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in the State of Texas are authorized or obligated to be closed by applicable Laws.
     “Cap” is defined in Section 8.3(c)(i).
     “Cash Consideration” means $1,881,000,000.
     “CCE Acquisition” means CCE Acquisition LLC, a Delaware limited liability company.
     “CCE Holdings” is defined in the recitals to this Agreement.
     “Certificate of Merger” is defined in Section 2.2.
     “Citrus” is defined in the recitals to this Agreement.
     “Citrus Capital Stock Agreement” means that certain Capital Stock Agreement, dated June 30, 1986, among El Paso Energy Corporation (as successor interest to Sonat, Inc. by virtue of a merger), CrossCountry Energy (as successor in interest to Enron Corp., which in turn was the successor in interest to InterNorth, Inc. by virtue of a name change, which in turn was the successor in interest to Houston Natural Gas corporation by virtue of a merger) and Citrus Corp. relating to the ownership by El Paso and CrossCountry Energy of the capital stock of Citrus and its wholly owned subsidiaries, as amended.
     “Citrus Entities” means Citrus, Florida Gas Transmission Company, LLC, a Delaware limited liability company and Citrus Energy Services, Inc., a Delaware corporation.
     “Citrus/ETE Merger” is defined in the recitals to this Agreement.
     “Citrus ETE Merger Sub” is defined in the recitals to this Agreement.
     “Citrus Financial Statements” are defined in Section 3.10(a).
     “Citrus Material Contract” is defined in Section 3.13(a).
     “Citrus Parties” means collectively CrossCountry Energy, the Citrus Entities, and each other Subsidiary of CrossCountry Energy.

     “Citrus Parties Material Adverse Effect” means any Material Adverse Effect in respect of the Citrus Parties.
     “Claim” is defined in Section 8.4(a).
     “Claim Notice” is defined in Section 8.4(a).
     “Closing” is defined in Section 2.9.
     “Closing Date” is defined in Section 2.9.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Confidentiality Agreement” means the Confidentiality Agreement dated as of June 30, 2011, by and between ETE and ETP.
     “Contract” means any agreement, contract, obligation, promise, understanding or undertaking (whether written or oral and whether express or implied) that is legally binding.
     “Control” means, where used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of Voting Interests, by contract or otherwise, and the terms “Controlling” and “Controlled” have correlative meanings.
     “Creditors’ Rights” is defined in Section 3.2(c).
     “CrossCountry Energy” is defined in the recitals to this Agreement.
     “Deductible” is defined in Section 8.3(a)(i).
     “Delaware Act” is defined in Section 2.1.
     “De Minimis Claim” is defined in Section 8.3(a).
     “Disclosure Schedule” means, (i) with respect to ETE, the ETE Disclosure Schedule and (ii) with respect to ETP, the ETP Disclosure Schedule.
     “Effective Time” is defined in Section 2.2.
     “Environmental Laws” means any and all Laws pertaining to the prevention of pollution, the protection of human health (including worker health and safety) and the environment (including ambient air, surface water, ground water, land, surface or subsurface strata and natural resources), and the investigation, removal and remediation of contamination.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b),(c), (m) or (o) of the Code or Section 4001(b)(l) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to section 4001(a)(14) of ERISA.
     “ETE” is defined in the recitals to this Agreement.
     “ETE Credit Agreement” means the Credit Agreement, dated as of September 20, 2010, by and among ETE, as the borrower, Credit Suisse AG, as administrative agent and collateral agent, and the lenders party thereto, as amended, supplemented or otherwise modified from time to time.
     “ETE Fundamental Representations” is defined in Section 8.3(b)(i).
     “ETE Disclosure Schedule” means the disclosure schedule to this Agreement prepared by ETE and delivered to ETP on the Execution Date.
     “ETE Indemnitees” is defined in Section 8.2.
     “ETE Merger Parties” means ETE and CrossCountry Energy.
     “ETP” is defined in the recitals to this Agreement.
     “ETP Board” means the Board of Directors of Energy Transfer Partners, L.L.C., a Delaware limited liability company.
     “ETP Common Units” means common units representing limited partner interests in ETP.
     “ETP Conflicts Committee” means the Conflicts Committee of the ETP Board, as constituted by resolution of the ETP Board on June 30, 2011, as it may be reconstituted by the ETP Board from time to time with membership in accordance with the definition of “Conflicts Committee” in the ETP Partnership Agreement.
     “ETP Credit Agreement” means the Amended and Restated Credit Agreement, dated as of July 20, 2007, by and among ETP as Borrower, Wachovia, Bank National Association, as Administrative Agent, and the lenders party thereto, as amended, supplemented or otherwise modified from time to time
     “ETP Debt” is defined in Section 2.8.
     “ETP Disclosure Schedule” means the disclosure schedule to this Agreement prepared by ETP and delivered to ETE on the Execution Date.
     “ETP Fundamental Representations” is defined in Section 8.3(b)(ii).
     “ETP Indemnitees” is defined in Section 8.1.
     “ETP Loan Documents” means the “Loan Documents” as defined in the ETP Credit Agreement.

     “ETP Material Adverse Effect” means any Material Adverse Effect in respect of ETP.
     “ETP Merger Parties” means ETP and ETP Merger Sub.
     “ETP Merger Sub” is defined in the recitals to this Agreement.
     “ETP Partnership Agreement” means the Second Amended and Restated Agreement of Limited Partnership of Energy Transfer Partners, L.P., as amended and in effect as of the date of this Agreement.
     “ETP Partnership Agreement Amendment” is defined in the recitals to this Agreement.
     “Execution Date” is defined in the recitals to this Agreement.
     “Expiration Date” is defined in Section 8.3(c).
     “FERC” means the Federal Energy Regulatory Commission of the United States of America.
     “Fraud” means actual fraud involving a knowing and intentional misrepresentation of a material fact.
     “GAAP” means generally accepted accounting principles in the United States of America.
     “Governmental Authority” means any executive, legislative, judicial, regulatory or administrative agency, body, commission, department, board, court, tribunal, arbitrating body or authority of the United States or any foreign country, or any state, local or other governmental subdivision thereof.
     “Hazardous Substances” means each substance, waste or material regulated, defined, designated or classified as a hazardous waste, hazardous substance, hazardous material, pollutant, contaminant or toxic substance under any Environmental Law; provided that the term Hazardous Substances shall be deemed not to include petroleum, petroleum products, natural gas or natural gas liquids that are in containers, pipelines (including natural gas storage facilities) or vessels that are in good condition and compliant with applicable Environmental Laws.
     “Indemnified Party” is defined in Section 8.3(d).
     “Indemnifying Party” is defined in Section 8.3(a).
     “Indemnitees” is defined in Section 8.2.
     “Intellectual Property” means patents, trademarks, copyrights, and trade secrets.
     “Interim Financial Statements” is defined in Section 3.10(a).
     “Joinder Agreement” is defined in Section 5.10(a).

     “Knowledge” means with respect to ETE, the actual knowledge, after reasonable investigation, of Kelcy Warren, John McReynolds, Martin Salinas, Thomas P. Mason, Jerry Langdon, Mike Smith and Mackie McCrea.
     “Law” means any law, statute, code, ordinance, order, rule, rule of common law, regulation, judgment, decree, injunction, franchise, permit, certificate, license or authorization of any Governmental Authority.
     “Lien” means, with respect to any property or asset, (i) any mortgage, pledge, security interest, lien or other similar property interest or encumbrance in respect of such property or asset, and (ii) any easements, rights-of-way, restrictions, restrictive covenants, rights, leases and other encumbrances on title to real or personal property (whether or not of record).
     “Long-Term Debt” means all long-term debt, determined in accordance with GAAP as applied consistent with the Citrus Entities’ past practices (including its preparation of the Financial Statements).
     “Losses” is defined in Section 8.1.
     “Material Adverse Effect” means, with respect to any Person, a material adverse event, change, effect, development, condition or occurrence on or with respect to the business, financial condition or continuing results of operations of such Persons and its Subsidiaries, taken as a whole ; provided, however, that, a Material Adverse Effect shall not be deemed to have occurred as a result of any of the following changes, events or developments (either alone or in combination): (a) any change in general economic or financial markets which does not have a disproportionate impact on the business of such Person and its Subsidiaries; (b) any change in natural gas prices which does not have a disproportionate impact on the business of such Person and its Subsidiaries; (c) any change affecting the natural gas transportation industry generally which does not have a disproportionate impact on the business of such Person and its Subsidiaries; (d) any change in accounting requirements or principles imposed by GAAP or any change in Law after the Execution Date which, in each case, does not have a disproportionate impact on the business of such Person and its Subsidiaries; or (e) any change resulting from the execution of this Agreement or the announcement of the transactions contemplated hereby.
     “Merger” is defined in the recitals to this Agreement.
     “Merger Consideration” means the Cash Consideration and the Unit Consideration.
     “Organizational Documents” means, with respect to any Person, the articles of incorporation, certificate of incorporation, certificate of formation, certificate of limited partnership, bylaws, limited liability agreement, operating agreement, partnership agreement, stockholders’ agreement and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of such Person, including any amendments thereto (including, in the case of Citrus, the Citrus Capital Stock Agreement).
     “Party” and “Parties” are defined in the recitals of this Agreement.

     “Permits” means all permits, approvals, consents, licenses, franchises, exemptions and other authorizations, consents and approvals of or from Governmental Authorities.
     “Permitted Liens” means, with respect to any Person, (a) statutory Liens for current Taxes applicable to the assets of such Person or assessments not yet delinquent or the amount or validity of which is being contested in good faith and for which adequate reserves have been established in accordance with GAAP; (b) mechanics’, carriers’, workers’, repairmen’s, landlords’ and other similar liens arising or incurred in the ordinary course of business of such Person relating to obligations as to which there is no default on the part of such Person, (c) Liens as may have arisen in the ordinary course of business of such Person, none of which are material to the ownership, use or operation of the assets of such Person; (d) any state of facts that an accurate on the ground survey of any real property of such Person would show, and any easements, rights-of-way, restrictions, restrictive covenants, rights, leases, and other encumbrances on title to real or personal property filed of record, in each case, that do not materially detract from the value of or materially interfere with the use and operation of any of the assets of such Person; (e) statutory Liens for obligations that are not delinquent, (f) Liens encumbering the fee interest of those tracts of real property encumbered by Rights-of-Way, (g) legal highways, zoning and building laws, ordinances and regulations, that do not materially detract from the value of or materially interfere with the use of the assets of such Person in the ordinary course of business and (h) any Liens with respect to assets of such Person, which, together with all other Liens, do not materially detract from the value of such Person or materially interfere with the present use of the assets owned by such Person or the conduct of the business of such Person.
     “Permitted SUG Transfer” means any Transfer directly resulting from a sale or merger of ETE or any merger or consolidation of ETE.
     “Person” means any natural person, corporation, limited partnership, general partnership, limited liability company, joint stock company, joint venture, association, company, estate, trust, bank trust Citrus Parties, land trust, business trust, or other organization, whether or not a legal entity, custodian, trustee-executor, administrator, nominee or entity in a representative capacity and any Governmental Authority.
     “Plan” is defined in Section 3.17.
     “Proceeding” means any civil, criminal or administrative actions, suits, investigations or other proceedings.
     “Qualifying Third Party Offer” is defined in Section 5.12(c).
     “Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing.
     “Representatives” is defined in Section 5.3.
     “Responsible Officer” means, with respect to any Person, any vice-president or more senior officer of such Person.

     “Rights-of-Way” means easements, rights-of-way and similar real estate interests.
     “ROFO Notice” is defined in Section 5.11.
     “ROFO Interest” is defined in Section 5.12(a).
     “ROFO Offer” is defined in Section 5.12(a).
     “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
     “Sigma Acquisition” is defined in the recitals to this Agreement.
     “Sigma Merger” is defined in the recitals to this Agreement.
     “Sigma Merger Agreement” is defined in the recitals to this Agreement.
     “Sigma Merger Sub” is defined in the recitals to this Agreement.
     “Solicitation Period” is defined in Section 5.12(c).
     “Southern Union” is defined in the recitals to this Agreement.
     “Southern Union Gas Services Business” means the gathering, processing and transportation assets owned by Southern Union Gas Services and its Affiliates.
     “Southern Union SEC Reports” means the Annual Report on Form 10-K filed on February 25, 2011 and the Quarterly Report on Form 10-Q filed on May 9, 2011, in each case by Southern Union with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
     “Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which a majority of the Voting Interests are owned or Controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.
     “Surviving Entity” is defined in Section 2.1.
     “Tax” means any tax, charge, fee, levy, penalty or other assessment imposed by any United States federal, state, local or foreign taxing authority or any other taxing authority, including any excise, real and personal property (tangible or intangible), income, sales, transfer, margin, franchise, payroll, withholding, social security or other tax, including any interest, penalties or additions attributable thereto.
     “Tax Return” means any return, report, information return, declaration, claim for refund or other document (including any related or supporting information or schedules) supplied or required to be supplied to any taxing authority or any Person with respect to Taxes and including any supplement or amendment thereof.

     “Termination Date” is defined in Section 7.1(c).
     “Third Party Offer” is defined in Section 5.12(c).
     “Transaction Documents” means this Agreement, the Certificate of Merger and the ETP Partnership Agreement Amendment.
     “Transfer” means any direct or indirect transfer, assignment, sale, conveyance, license, lease, or partition, and includes any “involuntary transfer” such as a sale of any part of the Interest therein in connection with any bankruptcy or similar insolvency proceedings, or any other disposition. A Transfer shall not include any pledge, hypothecation or encumbrance.
     “Treasury Regulations” is defined in Section 2.8.
     “Unit Consideration” means a number of ETP Common Units derived by dividing (a) $19,000,000 by (b) the Volume-Weighted Average Trading Price for the ten consecutive trading days ending immediately prior to the date that is three trading days prior to the Closing Date.
     “Volume-Weighted Average Trading Price” means, for any specified period of consecutive trading days for the ETP Common Units, an amount equal to (i) the cumulative sum of the product of (A) the sale price for each trade of ETP Common Units occurring during such period times and (B) the number of ETP Common Units sold at such price, divided by (ii) the total number of ETP Common Units so traded during such period.
     “Voting Interests” of any Person as of any date means the equity interests of such Person pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers, general partners or trustees of such Person (regardless of whether, at the time, equity interests of any other class or classes shall have, or might have, voting power by reason of the occurrence of any contingency) or, with respect to a partnership (whether general or limited), any general partner interest in such partnership.

EXHIBIT B
AMENDMENT NO. 1 TO
SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED
PARTNERSHIP
OF
ENERGY TRANSFER PARTNERS, L.P.
     This Amendment No. 1 (this “Amendment No. 1”) to the Second Amended and Restated Agreement of Limited Partnership of Energy Transfer Partners, L.P. (the “Partnership”), dated as of July 28, 2009 (the “Partnership Agreement”), is hereby adopted effective as of [________], [____] (the “Amendment Effective Date”), by Energy Transfer Partners GP, L.P., a Delaware limited liability company (the “General Partner”), as general partner of the Partnership. Capitalized terms used but not defined herein have the meaning given such terms in the Partnership Agreement.
     WHEREAS, Section 13.1(d)(i) of the Partnership Agreement provides that the General Partner, without the approval of any Partner, may amend any provision of the Partnership Agreement to reflect a change that, in the discretion of the General Partner, does not adversely affect the Unitholders in any material respect; and
     WHEREAS, acting pursuant to the power and authority granted to it under Section 13.1(d)(i) of the Partnership Agreement, the General Partner has determined that the following amendment to the Partnership Agreement does not adversely affect the Unitholders in any material respect.
     NOW THEREFORE, the General Partner does hereby amend the Partnership Agreement as follows:
     Section 1. Section 6.4 is hereby amended by adding a new subsection (b) to such Section:
     “(b) Notwithstanding anything to the contrary in this Section 6.4, for a period of sixteen consecutive Quarters commencing with Quarter in which the Amendment Effective Date occurs, any distributions to the holder of the Incentive Distribution Rights provided for in clauses (iii), (iv) and (v) of Subsection 6.4(a) shall be reduced by $13.75 million per Quarter.”
     Section 2. Except as hereby amended, the Partnership Agreement shall remain in full force and effect.

B-1

     Section 3. This Amendment shall be governed by, and interpreted in accordance with, the laws of the State of Delaware, all rights and remedies being governed by such laws without regard to principles of conflicts of laws.
     IN WITNESS WHEREOF, this Amendment has been executed as of the date first above written.

GENERAL PARTNER: ENERGY TRANSFER PARTNERS GP, L.P.
By:	Energy Transfer Partners, L.L.C.,
its general partner

By:
Name:
Title:

B-2